Exhibit 99.2
EXECUTION COPY

VOTING AGREEMENT

by and among

 KNIGHTSBRIDGE SHIPPING LIMITED,
GOLDEN OCEAN GROUP LIMITED
and

THE SHAREHOLDERS PARTY HERETO

_________________________

Dated as of October 7, 2014

 _________________________

TABLE OF CONTENTS

i

INDEX OF DEFINED TERMS
Term	Section
Adverse Amendment	2.1(b)
Agreement	Preamble
Beneficial Owner	1.1(a)
Beneficial Ownership	1.1(a)
Beneficially Own	1.1(a)
Beneficially Owned	1.1(a)
Common Shares	Recitals
control	1.1(b)
controlled by	1.1(b)
controlling	1.1(b)
Covered Affiliates	1.1(c)
Covered Shares	1.1(d)
Existing Shares	1.1(e)
GOG	Preamble
GOGL Common Shares	Recitals
KSL	Preamble
KSL Common Shares	Recitals
Loan Shares	2.1
Merger	Recitals
Merger Agreement	Recitals
Organizational Documents	2.1(b)
Permitted Transfer	1.1(f)
Shareholder	Preamble
Transfer	1.1(g)
Voting Period	2.1

ii

VOTING AGREEMENT
VOTING AGREEMENT, dated as of October 7, 2014 (this "Agreement"), by and among Knightsbridge Shipping Limited, a Bermuda limited company ("KSL"), Golden Ocean Group Limited, a Bermuda limited company ("GOGL") and each of the Persons listed on Schedule 1 hereto (each, a "Shareholder").
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, KSL and GOGL are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, among other things, GOGL will merge with and into KSL (the "Merger");
WHEREAS, as of the date of this Agreement, each Shareholder is the Beneficial Owner (as hereinafter defined) of the number of issued and outstanding common shares, par value $0.01 per share, of KSL (the "KSL Common Shares") and/or such number of issued and outstanding ordinary shares, par value $0.10 per share, of GOGL (the "GOGL Common Shares") as is set forth opposite such Shareholder's name on Schedule 1 hereto; and
WHEREAS, as a condition to the willingness of KSL and GOGL to enter into the Merger Agreement, KSL and GOGL have required that each Shareholder agree, and each Shareholder has agreed, to enter into this Agreement.
Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I

 GENERAL
Section 1.1                          Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.
(a)            "Beneficial Ownership" by a Person of any security includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 adopted by the SEC under the 1934 Act.  The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have correlative meanings.

(b)            "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
(c)            "Covered Affiliates" means, with respect to each Shareholder, each Affiliate controlled by such Shareholder.
(d)            "Covered Shares" means the Existing Shares that are Beneficially Owned by the Shareholder, together with any other KSL Common Shares or GOGL Common Shares that the Shareholder acquires Beneficial Ownership of prior to the termination of this Agreement in accordance with this Agreement.
(e)            "Existing Shares" means, with respect to each Shareholder, the number of KSL Common Shares and/or GOGL Common Shares set forth opposite such Shareholder's name on Schedule 1 hereto.
(f)            "Permitted Transfer" means a Transfer by a Shareholder of Covered Shares (i) if agreed to by the Parties in writing in their sole discretion or (ii) provided such transfer is in the ordinary course of business and not for the purpose of evading the obligations established under this Agreement, a Transfer of Covered Shares by a Shareholder to one or more partners, subsidiaries or members of such Shareholder or to an affiliated corporation under common control with such Shareholder; provided that such transferee agrees in writing to assume all of such transferring Shareholder's obligations hereunder in respect of the securities subject to such Transfer and to be bound by, and comply with, the terms of this Agreement with respect to the Covered Shares that are subject to such Transfer, to the same extent as such transferring Shareholder is bound hereunder.
(g)            "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option, derivative or other agreement or understanding (including any profit or loss-sharing arrangement) with respect to any sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition.
ARTICLE II

 VOTING
Section 2.1                          Agreement to Vote.  Each Shareholder hereby agrees that during the period from the date hereof through the earlier to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms (the "Voting Period"), at the KSL Shareholders Meeting and the GOGL Shareholders Meeting and at any other meeting of the shareholders of either Party, however called, including any adjournment, recess or postponement thereof, and in connection with any written consent of the shareholders of either Party, it shall, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:
(a)            appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)            except as expressly provided or permitted herein, vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of its Covered Shares (i) in favor of the Merger, the approval of the Merger Agreement and of the Bermuda Merger Agreement, (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a material breach of any material representation, warranty, covenant or agreement of KSL or GOGL contained in the Merger Agreement, (iii) against any amendment of KSL's or GOGL's memorandum of association, bye-laws or other comparable charter or organizational documents, as applicable (collectively, the "Organizational Documents") (other than any amendments of either Party's Organizational Documents resulting from the Merger), which amendment would in any manner materially delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or the Bermuda Merger Agreement or change in any manner the voting rights of the KSL Common Shares or GOGL Common Shares, and (iv) against any Acquisition Proposal; provided that if, in response to a Superior Proposal received by the KSL Board or the GOGL Board, an Adverse Recommendation Change is made after the date of this Agreement and prior to the KSL Shareholders' Meeting or the GOGL Shareholders' Meeting, as applicable, in accordance with the terms of the Merger Agreement, such Shareholder's Covered Shares shall not in such circumstances be subject to this Section 2.1; and provided further, that this Section 2.1 shall not require such Shareholder to vote or consent (or cause any Affiliate to vote or consent) in favor of the Merger Agreement, the Bermuda Merger Agreement or the Merger, to the extent that the Merger Agreement has been amended in a manner that is materially adverse to the Shareholders (an "Adverse Amendment").
No Shareholder has entered into, and no Shareholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause (a) and clause (b) of this Section 2.1; provided, however, that if the events described in the first proviso of clause (b) of this Section 2.1 have occurred, the limitations in this clause (c) shall not apply to any action with respect to KSL Common Shares or GOGL Common Shares Beneficially Owned by a Shareholder including the voting for or consenting by written consent to an Acquisition Proposal.
Notwithstanding the foregoing, each Shareholder shall remain free to vote (or execute consents or proxies with respect to) the Covered Shares with respect to any matter not covered by this Section 2.1 in any manner such Shareholder deems appropriate, including in connection with the election of directors.
Further, notwithstanding the foregoing, if any Covered Shares are lent out pursuant to share lending arrangements entered into prior to the date hereof ("Loan Shares"), and the Shareholder as a consequence does not have voting power to such Loan

Shares, this shall not in any way constitute a breach of the Shareholders undertakings pursuant hereto.
ARTICLE III

 REPRESENTATIONS AND WARRANTIES
Section 3.1                          Representations and Warranties of the Shareholders.  Each Shareholder represents and warrants to KSL and GOGL as follows:
(a)            Organization; Authorization; Validity of Agreement; Necessary Action.  Such Shareholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Such Shareholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery by such Shareholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of such Shareholder enforceable against it in accordance with its terms, subject to the Equitable Exceptions.
(b)            Ownership.  Such Shareholder is the owner of record or the Beneficial Owner of such Shareholder's Existing Shares, free and clear of any Liens, other than (i) any Liens pursuant to this Agreement, (ii) any transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" laws of the various states of the United States and (iii) any Liens which do and will not affect such Shareholder's Beneficial Ownership of the Covered Shares.  As of the date of this Agreement, such Shareholder's Existing Shares constitute all of the shares of KSL Common Shares and GOGL Common Shares Beneficially Owned or owned of record by such Shareholder.  Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, such Shareholder is the Beneficial Owner and has and will have at all times during the term of this Agreement Beneficial Ownership, voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in Article II hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder's Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Shareholder at all times through the Closing Date.  Notwithstanding the foregoing, if any Covered Shares are Loan Shares, and the Shareholder as a consequence does not have voting power to such Covered Shares, or its rights over such Covered Shares are otherwise restricted as a result thereof, this shall not in any way constitute a breach of the Shareholder's undertakings, representations or warranties pursuant to this Agreement.

(c)            Non-Contravention.  The execution, delivery and performance of this Agreement by such Shareholder do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of Organizational Documents of such Shareholder, (ii) contravene or conflict with, or result in any violation or breach of, any Law applicable to such Shareholder or by which any of its assets or properties is bound or (iii) conflict with or result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which it or any of its assets or properties is bound, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Shareholder to perform its obligations hereunder.
(d)            Consents and Approvals.  The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require such Shareholder to obtain any consent, approval, order, waiver, authorization or permit of, or any filing with or notification to,  any Governmental Authority or other Person, other than (i) such consents and approvals that have already been obtained, (ii) such consents and approvals that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Shareholder to perform its obligations hereunder and (iii) as required under the 1934 Act.
ARTICLE IV

 OTHER COVENANTS
Section 4.1                          Prohibition on Transfers.  During the term of this Agreement, each Shareholder agrees not to Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, unless such Transfer is a Permitted Transfer.
Section 4.2                          Share Dividends, etc.  In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares or other similar transaction, or if any share dividend or share distribution is declared, in each case affecting the Covered Shares and in each case occurring prior to the termination of this Agreement, the terms "Existing Shares" and "Covered Shares" shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of KSL or GOGL into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.  Each Shareholder hereby agrees, while this Agreement is in effect, promptly to notify KSL and/or GOGL of the number of any new KSL Common Shares or GOGL Common Shares with respect to which Beneficial Ownership is acquired by such Shareholder, if any, after the date hereof and before the Effective Time (it being understood that such Shareholder shall be deemed to have satisfied the foregoing obligation if it amends its Schedule 13D in respect of such new KSL Common Shares within the time period required under Rule 13d-2 adopted by the SEC under the

1934 Act).  Any such shares shall automatically become subject to the terms of this Agreement as Covered Shares as though owned by the Shareholder as of the date hereof.
Section 4.3                          No Solicitation.  Each Shareholder hereby agrees that during the Voting Period, it shall not and shall use its reasonable best efforts to cause its Covered Affiliates and its and their respective Representatives not to, take any action that KSL or GOGL are otherwise prohibited from taking under Sections 6.4 and 6.5 of the Merger Agreement.
Section 4.4                          Waiver of Actions.  Each Shareholder hereby agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against KSL or GOGL or any of their respective successors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or the Bermuda Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into this Agreement or the Merger Agreement or the Bermuda Merger Agreement.
ARTICLE V

 MISCELLANEOUS
Section 5.1                          Interpretation.  Unless the express context otherwise requires:
(a)            the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)            terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)            references herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules of this Agreement;
(d)            wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";
(e)            references herein to any gender shall include each other gender;
(f)            references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns;
(g)            references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h)            with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";
(i)            the word "or" shall be disjunctive but not exclusive;
(j)            references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;
(k)            references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;
(l)            the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;
(m)            with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;
(n)            if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and
(o)            references herein to "as of the date hereof," "as of the date of this Agreement" or words of similar import shall be deemed to mean "as of immediately prior to the execution and delivery of this Agreement".
Section 5.2                          Termination.  This Agreement and all obligations of the parties hereunder shall automatically terminate on the earlier to occur of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the date of any modification, waiver, change or amendment of the Merger Agreement executed after the date hereof that is an Adverse Amendment, and after the occurrence of any such applicable event this Agreement shall terminate and be of no further force; provided, however, that the provisions of this Article V shall survive any termination of this Agreement, and such termination shall not relieve any party hereto of any obligation for any breach of this Agreement occurring prior to such termination.
Section 5.3                          Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the law of Bermuda is mandatorily applicable to the Merger.

Section 5.4                          Jurisdiction. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN MANHATTAN IN NEW YORK CITY OR IN THE FEDERAL SOUTHERN DISTRICT IN THE STATE OF NEW YORK AND ANY APPELLATE COURT THEREFROM LOCATED IN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS.  EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING.  NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.
Section 5.5                          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 5.6                          Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):
If to KSL, to:

Knightsbridge Shipping Limited
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08
Bermuda
Attention:  Inger Klemp
 Email: inger.klemp@frontmgt.no
with a copy (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY  10004
Attention: Gary J. Wolfe / James E. Abbott
 Email:  wolfe@sewkis.com/abbott@sewkis.com
If to GOGL, to:
Golden Ocean Group Limited
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08
Bermuda
Attention:  Birgitte Vartdal
 Email: birgitte.vartdal@goldenocean.no
with a copy (which shall not constitute notice) to:
Advokatfirmaet BA-HR DA
P.O. Box 1524 Vika
NO-0117 Oslo
Norway
Attention:  Robin Bakken
 Email:  rba@bahr.no
(a)            If to any Shareholder: to such Shareholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.
All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by electronic mail before the close of business of the recipient on the Business Day when transmitted and receipt is confirmed, the day on which such electronic mail was sent, (c) if by electronic mail after the close of business of the recipient on the Business Day when transmitted and receipt is confirmed, on the following Business Day after which such electronic mail was sent; provided in the case of clauses (b) and (c), that such receipt is personally confirmed by telephone, (d) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.
Section 5.7                          Amendment.  This Agreement may not be amended with respect to any Shareholder except by an instrument in writing signed by KSL, GOGL and such Shareholder.
Section 5.8                          Extension; Waiver.  At any time before the termination of this Agreement, KSL and GOGL, on the one hand, and the Shareholders, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party hereto contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party hereto.  The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.
Section 5.9                          Entire Agreement.  This Agreement (including the schedule hereto) and the Merger Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties hereto relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.
Section 5.10                          No Third-Party Beneficiaries.  KSL, GOGL and the Shareholders hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
Section 5.11                          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 5.12                          Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
Section 5.13                          Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  Except in connection with a Permitted Transfer (which Permitted Transfer shall not relieve any Shareholder of its obligations hereunder), no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion.  Any purported assignment without such prior written consents shall be void.
Section 5.14                          Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that monetary damages may not be adequate compensation for any loss incurred in connection therewith, and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.  The parties hereto hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.
Section 5.15                          Shareholder Capacity.  Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Shareholder are made solely with respect to such Shareholder and the Covered Shares.  Each Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares.  Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the parties hereto as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.
Section 5.16                          No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in either KSL or GOGL any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders, and KSL and GOGL shall have no authority to direct the

Shareholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
Section 5.17                          Fees and Expenses.  All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.
Section 5.18                          Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party hereto has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized directors of the parties to this Agreement as of the date first written above.
KNIGHTSBRIDGE SHIPPING LIMITED

By:	/s/ Ola Lorentzon
Name: Ola Lorentzon Title: Director

GOLDEN OCEAN GROUP LIMITED
By:	/s/ Kate Blankenship
Name: Kate Blankenship Title: Director

[Signature page to Voting Agreement]

FRONTLINE 2012 LTD.

By:	/s/ Georgina E. Sousa
Name: Georgina E. Sousa Title: Director

FARAHEAD INVESTMENTS INC.
By:	/s/ Dimitris Hannas
Name: Dimitris Hannas Title: Director

HEMEN HOLDING LTD.
By:	/s/ Dimitris Hannas
Name: Dimitris Hannas Title: Director

GOLDEN OCEAN GROUP MANAGEMENT (BERMUDA) LTD.

By:	/s/ Herman Billung
Name: Herman Billung Title: Director

ICB SHIPPING (Bermuda) Limited,

By:	/s/ Inger M. Klemp
Name: Inger M. Klemp Title: Attorney-in-Fact

/s/ Herman Billung
Herman Billung

/s/ Birgitte Ringstad Vartdal
Birgitte Ringstad Vartdal

[Signature page to Voting Agreement]

/s/ Kate Blankenship
Kate Blankenship

/s/ Hans Christian Børresen
Hans Christian Børresen

/s/ Hans Petter Aas
Hans Petter Aas

/s/ Inger M. Klemp
Inger M. Klemp

[Signature page to Voting Agreement]